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                                                                    Exhibit 23.3

                       INDEPENDENT AUDITORS' CONSENT

The Board of Directors
of Homestead Village Incorporated:

     We consent to the use of our report, dated May 1, 1996 relating to the combined statements of operations, owners' equity, and cash flows for the year ended December 31, 1995 of PTR-Homestead Village Group (the predecessor to Homestead Village Incorporated), in the December 31, 1991 annual report on Form 10-K of Homestead Village Incorporated. Further, we consent to the incorporation by reference of the aforementioned report in the registration statements filed by Homestead Village Incorporated on Form S-3 No. 333-37803 and Form S-8 No.'s. 333-17243, 333-17245, and 333-48163.


                                        KPMG Peat Marwick LLP
Chicago, Illinois
March 24, 1998